Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

CONNECTURE, INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

Connecture, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that, pursuant to authority vested in the Board of Directors of the Corporation by Article IV of the Sixth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the following resolutions were adopted on March 11, 2016 by the Board of Directors of the Corporation (the “Board”) pursuant to Section 151 of the Delaware General Corporation Law:

“RESOLVED that, pursuant to authority vested in the Board of Directors of the Corporation by Article IV of the Certificate of Incorporation, out of the total authorized number of 5,000,000 shares of preferred stock, par value $0.001 per share, there shall be designated a series of 52,000 shares which shall be issued in and constitute a single series to be known as “Series A Convertible Preferred Stock” (hereinafter called the “Preferred Stock”). The shares of Preferred Stock shall have the voting powers, designations, preferences and other special rights, and the qualifications, limitations and restrictions thereof, set forth below:

1. Certain Definitions.

As used in this Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Connecture, Inc. (the “Certification of Designations”), the following terms shall have the respective meanings set forth below:

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person; provided that the following Persons shall not be deemed to be Affiliates of a Holder or any of its Affiliates: (a) the Corporation and its subsidiaries and (b) any portfolio company in which such Holder or any of its Affiliates has an investment (whether debt or equity) or any of such portfolio companies’ controlled Affiliates, so long as, in the case of this clause (b), such Person shall not have been acting on behalf of or at the direction of such Holder or any of its Affiliates or received any confidential information about the Corporation or its subsidiaries from or on behalf of such Holder (it being acknowledged and agreed that an employee of such Holder or its Affiliates that is a director or officer of such portfolio company or its controlled Affiliates shall not be deemed to have received such confidential information solely by reason of such individual serving on the board or similar governing body of such portfolio company). For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Approved Stock Plan” means any employee benefit plan, equity incentive plan or other issuance, employment agreement or option grant or similar agreement which has been approved by the Board, pursuant to which the Corporation’s securities may be issued to any employee, consultant, officer or director for services provided to the Corporation. For the avoidance of doubt, Approved Stock Plan shall include all shares reserved for issuance pursuant to such Approved Stock Plan, and any increases to such share reserve that occur automatically or by shareholder approval on or after the Closing Date.

“Bloomberg” means Bloomberg Financial Markets and its successors.

“Board” means the board of directors of the Corporation.

“Business Day” means any day except a Saturday, a Sunday or other day on which the U.S. Securities and Exchange Commission or banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

“Closing Date” means the date of the closing of the purchase and sale of the Preferred Stock pursuant to Section 2.02 of the Investment Agreement.

“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of shares of Common Stock on the NASDAQ Global Market on such date. If the Common Stock is not traded on the NASDAQ Global Market on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Market Group, Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by an Independent Financial Advisor retained by the Corporation for such purpose.

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation, including the stock into which the Preferred Stock is convertible, and any securities into which the Common Stock may be reclassified.

“Common Stock Equivalents” means any securities of the Corporation or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Price” means $4.50, subject to adjustment as provided herein.

“Conversion Rate” means, as of any date, the rate determined by dividing the Stated Value by the Conversion Price in effect on such date.

“Conversion Shares” means the shares of Common Stock into which the Preferred Stock is convertible.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

“Dividend Increase Event” means any failure by the Corporation to (i) pay the Preferred Dividends when due, (ii) redeem a Holder’s Preferred Stock pursuant to Section 16 when required, (iii) effect conversion of a Holder’s Preferred Stock pursuant to Section 4 or 5 when required, (iv) notify Holders in the event of a Fundamental Change, (v) comply with the anti-dilution provisions of Section 7, (vi) comply with the notice provision of Section 9 or (vii) comply with the protective provisions set forth in Section 15.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Excluded Securities” means: (i) capital stock, Options or Convertible Securities issued to directors, officers, employees or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation or their retention as consultants by the Corporation pursuant to an Approved Stock Plan in existence on the date immediately preceding the Closing Date, (ii) shares of Common Stock issued upon the conversion or exercise of Options or Convertible Securities that were issued and outstanding on the date immediately preceding the Closing Date, provided such securities are not amended after the Closing Date to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof, (iii) securities issued pursuant to the Investment Agreement and securities issued upon the exercise or conversion of those securities or in respect of any dividends on such securities and (iv) shares of Common Stock issued or issuable by reason of a dividend, stock split or other distribution on shares of Common Stock (but only to the extent that such a dividend, split or distribution results in an adjustment in the Conversion Price pursuant to the other provisions of this Certificate of Designations).

“Exempt Transaction” means (x) a transaction described in item (ii) of the definition of Fundamental Change in which less than ten percent (10%) of the consideration payable to the Corporation’s stockholders is cash or (y) a transaction described in items (iv) or (v) of the definition of Fundamental Change.

“Fundamental Change” means the occurrence of any of the following events: (i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Corporation, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Common Stock representing more than 50% of the voting securities of the Corporation or the Corporation otherwise becomes aware of such ownership; (ii) the consummation of (a) any recapitalization, reclassification or change of the Common Stock (other than a change only in par value, from par value to no par value or from no par value to par value, or changes resulting from a subdivision or combination of Common Stock) as a result of which the Common Stock would be converted into, or exchanged for, or represent solely the right to receive, cash, stock, other securities, other property or assets or (b) any share exchange, consolidation or merger of the Corporation pursuant to which the Common Stock will be converted into, or exchanged for, or represent solely the right to receive, cash, stock, other securities, other property or assets; (iii) the Corporation sells all or substantially all of its assets; (iv) the stockholders of the Corporation approve or the Corporation otherwise adopts any plan or proposal for the liquidation, dissolution or winding-up of the Corporation; or (v) the Common Stock ceases to be listed on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or another U.S. national securities exchange; provided, however, that a transaction or transactions described in clause (ii) above will not constitute a Fundamental Change if the holders of all classes of Common Stock immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Stock of the continuing or surviving corporation.

“Holder” or “Holders” means the holder or holders of the Preferred Stock.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing; provided, however, that such firm or consultant is not an Affiliate of the Corporation and is reasonably acceptable to the Required Holders.

“Investment Agreement” means that certain investment agreement, dated on or about March 11, 2016, by and among the Corporation and each of the investors party thereto.

“Investor Rights Agreement” means that certain investor rights agreement, dated on or about [●], 2016, by and among the Corporation and each of the investors party thereto.

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior or pari passu to the Preferred Stock in dividend rights or liquidation preference.

“Liquidation Preference” means an amount per share equal to (i) the greater of (A) the Stated Value and (B) such amount as would have been payable had all shares of Preferred Stock been converted into Common Stock immediately prior to a Liquidation plus (ii) any accrued but unpaid Preferred Dividends, Additional Dividends and Registration Default Dividends thereon.

“Mandatory Conversion Price” means 175% of the Conversion Price.

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Option Value” means the value of an Option based on the Black and Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined as of the day prior to the public announcement of the applicable Option for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of (a) 100% and (b) the 100 day volatility obtained from the “HVT” function on Bloomberg as of the day immediately following the public announcement of the issuance of the applicable Option, (iii) the underlying price per share used in such calculation shall be the highest Weighted Average Price of the Common Stock on any Trading Day during the period beginning on the day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on the day of the public announcement of such issuance and (iv) a 360 day annualization factor.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, an association, joint stock company, an estate, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“Principal Market” means The NASDAQ Global Market.

“Qualified Trading Day” means any Trading Day on which the volume of shares of Common Stock traded is equal to or greater than 75,000 shares (as adjusted for stock splits, reverse stock splits and similar transactions).

“Registration Default Dividends” means all amounts, if any, payable pursuant to Section 3.12 of the Investor Rights Agreement.

“Required Holders” means, as of any date, the holders of at least a majority of the Preferred Stock outstanding as of such date.

“Stated Value” means $1,000.00 per share, subject to increase as set forth in Section 2(a) below.

“Trading Day” means any day on which the Common Stock are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock are then traded; provided that “Trading Day” shall not include any day on which the Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

“Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets LLC. If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Corporation and the applicable Holder. If the Corporation and the applicable Holder are unable to agree upon the fair market value of such security, then the Weighted Average Price will be determined by an Independent Financial Advisor retained by the Corporation for such purpose. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

2. Dividends.

(a) From and after the Closing Date, each Holder of Preferred Stock, in preference and priority to the holders of all other classes or series of stock, shall be entitled to receive, with respect to each share, or fraction of a share, of Preferred Stock then outstanding and held by such Holder, dividends accruing on a daily basis, commencing from the date of issuance of such share of Preferred Stock, at the rate of seven and one half percent (7.5%) per annum of the Stated Value per whole share (or proportion thereof with respect to fractional shares) of Preferred Stock (the “Preferred Dividends”). The Preferred Dividends shall be cumulative, whether or not earned or declared, and shall be paid quarterly in arrears on the last day of March, June, September and December in each year, commencing [June 30, 2016]. The Preferred Dividends shall be accreted to, and increase, the outstanding Stated Value; provided, however, that following the second anniversary of the Closing Date, the Preferred Dividends may, at the Corporation’s option, be paid in cash and, if not so paid in cash, shall automatically be accreted to, and increase, the outstanding Stated Value.

(b) Upon the occurrence and during the continuance of a Dividend Increase Event (the date of such Dividend Increase Event being referred to as the “Additional Dividend Accrual Date”), each Holder of then-outstanding shares of Preferred Stock will thereafter be entitled to receive cash dividends accruing on a daily basis from the Additional Dividend Accrual Date, through and including the date on which such dividends are paid, at the annual rate of four percent (4%) per annum of the Stated Value per share of Preferred Stock. The cash dividends provided for in this Section 2(b) are hereinafter referred to as “Additional Dividends.” The Additional Dividends shall be in addition to, and not a substitute for or payment in lieu of, the Preferred Dividends. The Additional Dividends shall increase by one percent (1%) upon each sixth-month anniversary of the Dividend Increase Event, provided, however, that in no event shall the Preferred Dividends and Additional Dividends collectively exceed sixteen percent (16%) per annum. The Additional Dividends shall be cumulative, whether or not earned or declared, and shall be paid quarterly in arrears on the dividend payment dates for Preferred Dividends set forth in Section 2(a) above if not paid prior. Any unpaid Additional Dividends shall compound quarterly.

(c) Registration Default Dividends will accrue on the Preferred Stock to the extent provided in the Investor Rights Agreement and the Corporation’s obligation to pay any such Registration Default Dividends will be deemed to be obligations under this Certificate of Designations with the same force and effect as if the relevant provisions of the Investor Rights Agreement were reproduced in this Certificate of Designations. In the event that the Corporation is required to pay Registration Default Dividends pursuant to the Investor Rights Agreement, the Corporation shall provide written notice (“Registration Default Notice”) to the Holders of its obligation to pay Registration Default Dividends no later than fifteen (15) days prior to the proposed payment date for the Registration Default Dividends, and the Registration Default Notice shall set forth the amount of Registration Default Dividends to be paid by the Corporation on such payment date. In no event shall Registration Default Dividends accrue at a rate in excess of 0.50% per annum of the Stated Value, regardless of the number of events or circumstances giving rise to requirements to pay such Registration Default Dividends. Unless the context requires otherwise, all references to Preferred Dividends in this Certificate of Designations will include any Registration Default Dividends payable pursuant to this Section 2(c) and the Investor Rights Agreement. Such Registration

Default Dividends that are payable shall be payable in cash in arrears on each dividend payment date following accrual set forth in Section 2(a) above at the same time and in the same manner (except in cash only) as the Preferred Dividends.

(d) In the event that the Corporation shall at any time pay a dividend on or make a distribution in respect of the Common Stock (whether in cash, in kind or in other property) or any other class or series of capital stock of the Corporation, the Corporation shall, at the same time and on the same terms, pay or distribute to each Holder a dividend (or distribution) equal to the dividend that would have been payable to such Holder if the shares, or fraction of a share, of Preferred Stock held by such Holder had been converted into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividend or distribution.

(e) Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accumulated with respect to the Preferred Stock, such payment shall be distributed pro rata among the Holders entitled thereto based upon the Stated Value on all shares of Preferred Stock held by each such Holder.

3. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), after the satisfaction in full of the debts of the Corporation, the Holders of the Preferred Stock shall receive from the net assets of the Corporation the Liquidation Preference multiplied by the number of shares of Preferred Stock held by such Holders, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Corporation shall mail written notice of any such Liquidation not less than 45 days prior to the payment date stated therein, to each Holder. For the avoidance of doubt, subsections (i), (ii), (iii) and (v) of the definition of Fundamental Change shall not be deemed a Liquidation.

4. Right of the Holders to Convert.

(a) At any time from and after the Closing Date, each Holder shall have the right, at such Holder’s option, subject to the conversion procedures set forth in Section 6, to convert each share of such Holder’s Preferred Stock at any time into that number of shares of Common Stock determined by dividing (i) the sum of (x) the Stated Value of such share of Preferred Stock and (y) any accrued and unpaid dividends (including, for the avoidance of doubt, any Preferred Dividends, Additional Dividends and Registration Default Dividends) in respect of the Preferred Stock up to but not including the Conversion Date (as defined below) by (ii) the Conversion Price. The right of conversion may be exercised as to all or any portion of such Holder’s Preferred Stock from time to time; provided that, in each case, no right of conversion may be exercised by a Holder in respect of fewer than 1,000 shares of Preferred Stock (unless such conversion relates to all shares of Preferred Stock held by such Holder).

(b)    Any shares of Common Stock issued upon conversion of Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable.

5. Mandatory Conversion by the Corporation.

(a) At any time after the second anniversary of the Closing Date, if (i) the shares of Common Stock underlying the Preferred Stock are registered for resale under the Securities Act of 1933, as amended, (ii) the Weighted Average Price per share of Common Stock was greater than the Mandatory Conversion Price for at least forty-five (45) consecutive Trading Days, of which forty (40) of the forty-five (45) consecutive Trading Days are each Qualified Trading Days, and (iii) no Dividend Increase Event under clause (ii) or (iii) (with respect to Section 4) has occurred and is continuing, the Corporation may elect to convert (a “Mandatory Conversion”) all, but not less than all, of the outstanding shares of Preferred Stock into shares of Common Stock (the date selected by the Corporation for any Mandatory Conversion pursuant to this Section 5(a), the “Mandatory Conversion Date”). In the case of a Mandatory Conversion, each share of Preferred Stock then outstanding shall be converted into that number of shares of Common Stock determined by dividing (i) the sum of (x) the Stated Value of such share of Preferred Stock and (y) any accrued and unpaid dividends (including, for the avoidance of doubt, any Preferred Dividends, Additional Dividends and Registration Default Dividends) in respect of the Preferred Stock up to but not including the Mandatory Conversion Date by (ii) the Conversion Price.

(b) If the Corporation elects to affect a Mandatory Conversion, the Corporation shall, within three (3) Business Days following the completion of the applicable forty-five (45) Trading Day period referred to above, provide notice of Mandatory Conversion to each Holder (such notice, a “Notice of Mandatory Conversion”). The Mandatory Conversion Date selected by the Corporation shall be no less than ten (10) Business Days and no more than twenty (20) Business Days after the date on which the Corporation provides the Notice of Mandatory Conversion to the Holders. The Notice of Mandatory Conversion shall state, as appropriate: (i) the Mandatory Conversion Date selected by the Corporation; and (ii) the Conversion Rate as in effect on the Mandatory Conversion Date and the number of shares of Common Stock to be issued to such Holder upon conversion of each share of Preferred Stock held by such Holder.

(c) Any shares of Common Stock issued upon conversion of Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable.

6. Conversion Procedures and Effect of Conversion.

(a) Conversion Procedure. A Holder must do each of the following in order to convert shares of Preferred Stock pursuant to this Section 6(a): (i) in the case of a conversion pursuant to Section 4(a), complete and manually sign the conversion notice in the form attached hereto as Exhibit A (the “Conversion Notice”) (which Conversion Notice may be conditioned on the completion of a Fundamental Change or other corporate transaction as specified in such Conversion Notice), and deliver such notice to the Corporation; (ii) deliver to the Corporation the certificate or certificates (if any) representing the shares of Preferred Stock to be converted; (iii) if required, furnish appropriate endorsements and transfer documents; and (iv) if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Corporation pursuant to Section 12. The foregoing clauses (ii), (iii) and (iv) shall be the only conditions applicable to the Holders in respect of the issuance of shares of Common Stock to the Holders in the event of a Mandatory Conversion pursuant to Section 5.

The “Conversion Date” means (A) with respect to conversion of any shares of Preferred Stock at the option of any Holder pursuant to Section 4(a), the date on which such Holder complies with the procedures in this Section 6(a) and (B) with respect to a Mandatory Conversion pursuant to Section 5(a), the Mandatory Conversion Date.

(b) Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Preferred Stock, Preferred Dividends, Additional Dividends and Registration Default Dividends thereon shall no longer accrue or be declared on any such shares of Preferred Stock, and on conversion, such shares of Preferred Stock shall cease to be outstanding.

(c) Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Stock issuable upon conversion of Preferred Stock on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on such Conversion Date. As promptly as practicable on or after the Conversion Date and compliance by the applicable Holder with the relevant procedures contained in Section 6(a) (and in any event no later than three (3) Trading Days thereafter), the Corporation shall issue the number of whole shares of Common Stock issuable upon conversion. Such delivery of shares of Common Stock shall be made, at the option of the Corporation, in certificated form or by book-entry. Any such certificate or certificates shall be delivered by the Corporation to the appropriate Holder on a book-entry basis or by mailing certificates evidencing the shares to the Holders at their respective addresses as set forth in the Conversion Notice (in the case of a conversion pursuant to Section 4(a)) or in the records of the Corporation (in the case of a Mandatory Conversion). In the event that a Holder shall not by written notice designate the name in which shares of Common Stock to be delivered upon conversion of shares of Preferred Stock should be registered, or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares in the name of the Holder and in the manner shown on the records of the Corporation.

(d) Failure to Convert. If the Corporation shall fail for any reason or no reason to issue to a Holder of Preferred Stock a certificate representing the Conversion Shares within three (3) Business Days after the Conversion Date or Mandatory Conversion Date, as applicable, and register such shares of Common Stock on the Corporation’s share register or to credit the Holder’s balance account with the DTC for such number of shares of Common Stock to which the Holder is entitled upon such conversion, and if on or after the Conversion Date the Holder purchases, or another

Person purchases on the Holder’s behalf or for the Holder’s account (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Corporation (a “Buy-In”), then the Corporation shall pay in cash to the Holder (for costs incurred either directly by such Holder or on behalf of a third party) the amount by which the total purchase price paid for Common Stock as a result of the Buy-In (including brokerage commissions, if any) exceeds the proceeds received by such Holder as a result of the sale to which such Buy-In relates. The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In.

(e) No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock into Common Stock. In the event a fractional share of Common Stock would be issued on conversion, the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share.

7. Adjustment of Conversion Price. The Conversion Price and the number of Conversion Shares shall be adjusted from time to time as follows:

(a) If and whenever on or after the Closing Date, the Corporation issues or sells, or in accordance with this Section 7 is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Corporation, but excluding shares of Common Stock deemed to have been issued by the Corporation in connection with any Excluded Securities (the “Additional Shares”) for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale or deemed issuance or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to a price determined as follows:

Adjusted Conversion Price	=	(A x B) + D
A+C

where

“A” equals the number of shares of Common Stock outstanding, including the Additional Shares deemed to be issued hereunder, immediately preceding the Dilutive Issuance;

“B” equals the Conversion Price in effect immediately preceding such Dilutive Issuance;

“C” equals the number of Additional Shares issued or deemed issued hereunder as a result of the Dilutive Issuance; and

“D” equals the aggregate consideration, if any, received or deemed to be received by the Corporation upon such Dilutive Issuance.

For purposes of determining the adjusted Conversion Price under this Section 7(a), the following shall be applicable:

(i) Issuance of Options. If the Corporation in any manner grants any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share. For purposes of this Section 7(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon exercise of such Options or upon conversion, exercise or exchange of such Convertible Securities issuable upon exercise of any such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option less any consideration paid or payable by the Corporation with respect to such one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion exercise or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price or number of Conversion Shares shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 7(a)(ii), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security less any consideration paid or payable by the Corporation with respect to such one share of Common Stock upon the issuance or sale of such Convertible Security and upon conversion, exercise or exchange of such Convertible Security. No further adjustment of the Conversion Price or number of Conversion Shares shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Preferred Stock has been or is to be made pursuant to other provisions of this Section 7(a), no further adjustment of the Conversion Price or number of Conversion Shares shall be made by reason of such issue or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Conversion Price and the number of Conversion Shares in effect at the time of such increase or decrease shall be adjusted to the Conversion Price and the number of Conversion Shares which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 7(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Closing Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 7(a) shall be made if such adjustment would result in an increase of the Conversion Price then in effect or a decrease in the number of Conversion Shares.

(iv) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction, (A) the Options will be deemed to have been issued for the Option Value of such Options and (B) the other securities issued or sold in such integrated transaction shall be deemed to have been issued for the difference of (x) the aggregate consideration received by the Corporation less any consideration paid or payable by the Corporation pursuant to the terms of such other securities of the Corporation, less (y) the Option Value. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Corporation therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Corporation will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the Closing Price of such security on the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Corporation and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Corporation and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Corporation.

(v) Record Date. If the Corporation takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vi) Successive Adjustments. After an adjustment to the Conversion Price under this Section 7, any subsequent event requiring an adjustment under this Section 7 shall cause an adjustment to each such Conversion Price as so adjusted.

(b) If the Corporation at any time on or after the Closing Date subdivides (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Conversion Shares will be proportionately increased. If the Corporation at any time on or after the Closing Date combines (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased and the number of Conversion Shares will be proportionately decreased. Any adjustment under this Section 7(b) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c) If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights or phantom stock rights), then the Board will make an appropriate adjustment in the Conversion Price and the number of Conversion Shares so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 7(c) will increase or decrease the Conversion Price or increase or decrease the number of Conversion Shares as otherwise determined pursuant to this Section 7 or to the extent the Holders participate in a dividend or distribution event pursuant to Section 2(d).

(d) Adjustment for Merger or Reorganization, Etc. If there shall occur any reorganization, recapitalization, consolidation or merger involving the Corporation in which the Common Stock is converted into or exchanged for securities, cash or other property (excluding a merger solely for the purpose of changing the Corporation’s jurisdiction of incorporation), then, following any such reorganization, recapitalization, consolidation or merger, in each case pursuant to which shares of Common Stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, each share of Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 7 set forth with respect to the rights and interest thereafter of the Holders, to the end that the provisions set forth in this Section 7 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock. In the event holders of Common Stock have the opportunity to elect the form of consideration to be received in any transaction described by this Section 7, the Corporation shall make adequate provision whereby the Holders shall have a reasonable opportunity to determine the form of consideration into which all of the Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such transaction. The determination: (i) will be made by Holders representing a plurality of shares of Preferred Stock participating in such determination, (ii) will be subject to any limitations to which all of the holders of Common Stock are subject, including, but not limited to, pro rata reductions applicable to any portion of the consideration payable in such transaction and (iii) will be conducted in such a manner as to be completed by the date which is the earlier of: (1) the deadline for elections to be made by holders of Common Stock, and (2) two Trading Days prior to the anticipated effective date of such transaction.

8. Purchase Rights. In addition to any adjustments pursuant to Section 7 above, if at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Holder’s Preferred Stock (without regard to any limitations on the conversion thereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

9. Notices. Upon any adjustment of the Conversion Price or the number of Conversion Shares, then, and in each such case the Corporation shall give written notice thereof by first class mail, postage prepaid, addressed to each Holder of Preferred Stock at the address of such Holder as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. In addition, in case at any time:

(1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of such stock of any class or other rights;

(3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or a sale of all or substantially all its assets to, another corporation;

(4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation; or

(5) there shall be any Fundamental Change;

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, addressed to each Holder at the address of such Holder as shown on the books of the Corporation, (a) at least fifteen (15) days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, Fundamental Change, dissolution, liquidation or winding up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, Fundamental Change, dissolution, liquidation or winding up, at least fifteen (15) days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, Fundamental Change, dissolution, liquidation or winding up, as the case may be.

10. Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issuance upon the conversion of the Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares or fractions of shares of Preferred Stock. All shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes), shall be approved for listing on the NASDAQ Global Market if shares of Common Stock generally are so listed (or any other national securities exchange on which the Common Stock is listed) and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Conversion Price. The Corporation will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Price if after such action the total number of shares of Common Stock issued and outstanding and thereafter issuable upon exercise of all Options and conversion of Convertible Securities, including upon conversion of the Preferred Stock, would exceed the total number of shares of such class of Common Stock then authorized by the Corporation’s Certificate of Incorporation.

11. Effect of Reacquisition of Shares Upon Redemption, Repurchase, Conversion or Otherwise. Shares of Preferred Stock that have been issued and reacquired in any manner, whether by redemption, repurchase or otherwise or upon any conversion of shares of Preferred Stock to Common Stock, shall thereupon be retired and shall have the status of authorized and unissued shares of preferred stock of the Corporation undesignated as to series, and may be redesignated as any series of preferred stock of the Corporation and reissued.

12. Issue Taxes and Fees. The issuance of certificates, if any, for shares of Common Stock upon conversion of the Preferred Stock shall be made without charge to the holders thereof for any (a) issuance tax, stamp tax, transfer tax, duty or charge in respect thereof, provided that the Corporation shall not be required to pay any tax, duty or charge which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Preferred Stock which is being converted or (b) fees (including fees of the transfer agent or The Depository Trust Company).

13. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner which interferes with the timely conversion of such Preferred Stock; provided, however, nothing herein shall be construed to prevent the Corporation from setting record dates for the holders of its securities.

14. Voting. In addition to any class voting rights provided by law and this Certificate of Designation, the Holders of Preferred Stock shall have the right to vote together with the holders of Common Stock as a single class on any matter on which the holders of Common Stock are entitled to vote (including the election of directors). With respect to the voting rights of the Holders of the Preferred Stock, each Holder of Preferred Stock shall be entitled to cast one vote for each share of Common Stock that would be issuable to such Holder upon the conversion of all the shares of Preferred Stock held by such Holder on the record date for the determination of stockholders entitled to vote at a conversion rate the numerator of which is the Stated Value (as adjusted for any subdivision by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise, as contemplated in Section 7 hereof, occurring prior to such record date) and the denominator of which is the Conversion Price.

15. Certain Restrictions. In addition to any other vote of the Holders required by law or by the Certificate of Incorporation, without the prior consent of the Required Holders, given in person or by proxy, either in writing or at a special meeting called for that purpose, at which meeting the holders of the shares of such Preferred Stock shall vote together as a class, the Corporation will not:

(a) (x) authorize, create, designate, establish or issue (whether by merger or otherwise) (i) an increased number of shares of Preferred Stock, or (ii) any other class or series of capital stock ranking senior to or on parity with the Preferred Stock as to dividends or upon liquidation or (y) reclassify any shares of Common Stock into shares having any preference or priority as to dividends or upon liquidation superior to or on parity with any such preference or priority of Preferred Stock;

(b) amend, restate, alter or repeal any of the rights, powers or preferences of the Preferred Stock;

(c) amend, restate, alter or repeal the Certificate of Incorporation in a manner which would adversely affect a Holder’s ability to (i) transfer its shares of Preferred Stock or Common Stock to any person or (ii) convert its shares of Preferred Stock into Common Stock;

(d) directly or indirectly, declare or pay any dividend or distribution on, or directly or indirectly purchase, redeem, repurchase or otherwise acquire or permit any subsidiary of the Corporation to redeem, repurchase or acquire, any Junior Securities if (i) after giving effect to such action, the Corporation would not have sufficient funds legally available to redeem all outstanding shares of Preferred Stock for an amount equal to the aggregate Liquidation Preference of such shares or (ii) there are any accrued and unpaid Preferred Dividends, Additional Dividends or Registration Default Dividends; or

(e) agree to do any of the foregoing.

16. Redemption.

(a) From and after the date that is seven (7) years after the Closing Date, each Holder shall have the right, at the Holder’s option, to require the Corporation to redeem all or any portion of such Holder’s shares of Preferred Stock at a per share price equal to the Liquidation Preference in effect on the Redemption Date (the “Redemption Price”) by delivery of written notice to the Corporation (the “Redemption Request”) at least thirty (30) days prior to the proposed date of redemption (the “Redemption Date”) set forth in the Redemption Request.

(b) Promptly following receipt of a Redemption Request under Section 16(a) and no later than twenty (20) days prior to a Redemption Date contemplated thereby, the Corporation shall mail a notice of optional redemption by first-class mail, postage prepaid to each Holder (other than the Holder(s) who submitted the applicable Redemption Request), which notice shall state (i) the applicable Redemption Date and the applicable Redemption Price and (ii) the date upon which the redemption right terminates, which shall be not earlier than seven (7) Business Days prior to the applicable Redemption Date. Any Holder may then, in its sole discretion, exercise its redemption right (without waiver of any other redemption rights herein) with respect to all or any portion of the shares of Preferred Stock (the “Redemption Securities”) beneficially owned by such Holder by delivery to the Corporation of a written notice no less than seven (7) Business Days prior to the applicable Redemption Date stating (x) that such Holder is exercising the right of redemption described herein and (y) the number of shares of the Redemption Securities with respect to which such Holder is exercising its redemption right.

(c) In the event of a Fundamental Change, unless waived by the Required Holders, each Holder shall have the right, at the Holder’s option, to require the Corporation to redeem all or any portion of such Holder’s shares of Preferred Stock at a price equal to the Redemption Price by delivery of a Redemption Request at least thirty (30) days prior to the Redemption Date set forth in the Redemption Request.

(d) In the event of a Fundamental Change other than an Exempt Transaction, the Corporation shall have the right, at the Corporation’s option, to redeem all or any portion of the outstanding shares of Preferred Stock at a price equal to the Redemption Price by delivery of written notice to the Holders (the “Redemption Notice”) at least thirty (30) days prior to the Redemption Date set forth in such Redemption Notice. Such Redemption Notice shall set forth the number of shares of Preferred Stock being redeemed, the Redemption Price and the Redemption Date.

(e) The Corporation shall pay the applicable Redemption Price in cash on the later of (i) the Redemption Date and (ii) upon the receipt of surrender of the certificates, if any, representing the shares of Preferred Stock to be redeemed (properly endorsed or assigned for transfer, if the Corporation shall so reasonably require, and letters of transmittal and instructions therefor on reasonable terms as are included in the notice sent by the Corporation); provided, that if such certificates are lost, stolen or destroyed, the Corporation may require the applicable Holder to execute an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith, prior to paying such Redemption Price.

(f) Shares of Preferred Stock to be redeemed on the Redemption Date, as the case may be, will from and after the Redemption Date, no longer be deemed to be outstanding; and all powers, designations, preferences and other rights of the holder thereof as a holder of shares of Preferred Stock (except the right to receive from the

Corporation the applicable Redemption Price) shall cease and terminate with respect to such shares; provided, that in the event that a share of Preferred Stock is not redeemed due to a default in payment by the Corporation or because the Corporation is otherwise unable to pay the applicable Redemption Price in cash in full, such share of Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights as provided herein.

(g) Any redemption of shares of Preferred Stock pursuant to this Section 17 (such redemption, the “Redemption”) shall be payable out of any cash legally available therefor. At the time of the Redemption, the Corporation shall take all actions required or permitted under Delaware law to permit the Redemption and to make funds legally available for such Redemption. To the extent that the Corporation has insufficient funds to redeem all of the shares of Preferred Stock upon the Redemption, the Corporation shall use available funds to redeem a pro rata portion of such shares of Preferred Stock, to the extent permissible under Delaware law.

17. Corporate Opportunities. Notwithstanding anything contained in this Certificate of Designations, each Holder may freely offer to any other Person or effect on behalf of itself or any other Person any other investment or business opportunity or prospective economic advantage (which may include investments or activities relating to competitors of the Corporation), including those competitive with the business of the Corporation, or other transactions in which the Corporation, its subsidiaries, any Holder or any other stockholder of the Corporation may have an interest or expectancy, including as a result of any fiduciary duties applicable to such Person, in each case without any prior notification or approval of the Corporation or its Board or stockholders.

18. No Impairment. The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, scheme or arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all time in good faith assist in the carrying out of all the provisions herein and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights and liquidation preferences granted hereunder of the Holders against impairment. Without limiting the generality of the foregoing, the Corporation (i) shall not increase the par value of any shares of Common Stock receivable upon conversion of the Preferred Stock above the Conversion Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon conversion of the Preferred Stock, and (iii) shall, so long as any shares or fraction of a share of Preferred stock remain outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, 100% of the number of shares of Common Stock issuable upon conversion of the Preferred Stock then outstanding (without regard to any limitations on conversion).

19. No Waiver. Except as otherwise modified or provided for herein, the Holders shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such Holders under the Delaware General Corporation Law.

20. No Preemptive Rights. No Holder of any shares of Preferred Stock shall have any preemptive right to subscribe to any issue of the same or other capital stock of the Corporation.

21. Amendment; Waiver. Any term of the Preferred Stock may be amended or waived (including the adjustment provisions included in Section 7 hereof) upon the written consent of the Corporation and the Holders of at least 66% of the Preferred Stock then outstanding.

22. Action By Holders. Any action or consent to be taken or given by the holders of the Preferred Stock may be given either at a meeting of the Holders of the Preferred Stock called and held for such purpose or by written consent.

23. Fractional Shares. Preferred Stock may be issued in fractions of a share that shall entitle each Holder, in proportion to such Holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Preferred Stock.

IN WITNESS WHEREOF, the undersigned has executed Certificate of Designations, Preferences and Rights this [●] day of [●], 2016.

CONNECTURE, INC.

By:
Name:
Title:

[Signature Page to Connecture, Inc. Certificate of Designations, Preferences and Rights]

Exhibit A

FORM OF

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF

SERIES A PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”), of Connecture, Inc., a Delaware corporation (the “Corporation”), indicated below into shares of common stock, par value $0.001 per share (“Common Stock”), of the Corporation according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation. No fee will be charged to the Holders for any conversion, except as described in the Corporation’s Certificate of Designations, Preferences and Rights classifying the Series A Preferred Stock (the “Certificate of Designations”).

Conversion calculations:

Date to Effect Conversion:

Number of shares of Series A Preferred Stock owned prior to Conversion:

Number of shares of Series A Preferred Stock to be Converted:

Applicable Conversion Rate:

Number of shares of Series A Preferred Stock subsequent to Conversion:

Address for Delivery:

OR

DWAC Instruction:

Broker No.:

Account No.

Capitalized terms used but not defined herein have the respective meaning assigned thereto in the Certificate of Designations.

[HOLDER]

By:
Name:
Title: